Exhibit 99.1

NCS Multistage Holdings, Inc. 19350 State Highway 249, Suite 600 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES SECOND QUARTER 2022 RESULTS

Second Quarter Results

•	Total revenues of $27.5 million, a 28% year-over-year increase
•	Net loss of $(5.5) million and loss per diluted share of $(2.25)
•	Adjusted EBITDA of $(2.0) million
•	$14.9 million in cash and $8.2 million of total debt as of June 30, 2022

HOUSTON, August 1, 2022 – NCS Multistage Holdings, Inc. (Nasdaq: NCSM) (the “Company,” “NCS,” “we” or “us”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies, today announced its results for the quarter ended June 30, 2022.

Financial Review

Total revenues were $27.5 million for the quarter ended June 30, 2022, which was an increase of 28% compared to the second quarter of 2021.  This increase reflected higher product sales and services volumes in Canada and the United States as well as higher international services volumes, partially offset by a decrease in international product sales, for which individual orders can be larger and less frequent, and lower pricing for certain products and services. We believe the overall increase in revenues largely resulted from higher industry drilling and completion activity in the second quarter of 2022 as compared to 2021, particularly in North America, attributable primarily to higher oil and natural gas demand and more favorable commodity prices. Total revenues decreased by 30% as compared to the first quarter of 2022 with a decrease of 55% in Canada, primarily attributable to seasonality, partially offset by increases of 34% in the United States and 65% in international markets.

Gross profit, which we define as total revenues less total cost of sales exclusive of depreciation and amortization, was $8.9 million, or 33% of total revenues, for the second quarter of 2022, compared to $7.5 million, or 35% of total revenues, for the second quarter of 2021. Cost of sales as a percentage of total revenues increased due to lower pricing for certain products and services, a reduction in international revenue as a percentage of total revenue, and increased costs impacting our supply chain, including raw materials, purchased materials, labor costs and outsourced service activity. The decline was partially offset by increased revenues and higher utilization of manufacturing capacity and field service personnel.

Selling, general and administrative expenses totaled $13.7 million for the second quarter of 2022, an increase of $1.9 million compared to the same period in 2021. This overall increase in expense reflects higher compensation and benefit costs primarily associated with the reinstatement of certain salaries in mid-2021, salary increases implemented during the first quarter of 2022 and the restoration of employer matching contributions in January 2022. In addition, travel and entertainment, research and development and professional fees were higher year-over-year. These increases were partially offset by lower share-based compensation expense.

Net loss was $(5.5) million, or $(2.25) per diluted share, for the quarter ended June 30, 2022. Adjusted net loss for this period was $(4.0) million, or $(1.64) per diluted share, which adjusts for $(0.4) million associated with net foreign currency exchange losses and the write-off of deferred loan costs, as well as the tax effects primarily associated with changes in valuation allowance. For the quarter ended June 30, 2021, net loss was $(5.8) million, or $(2.41) per diluted share. Adjusted net loss for this period was $(4.9) million, or $(2.04) per diluted share, which adjusts for a net impact of $0.2 million associated with the net foreign currency exchange gain, as well as tax effects due to valuation allowances.

Adjusted EBITDA was $(2.0) million and $(1.6) million for the quarters ended June 30, 2022 and 2021, respectively.

Capital Expenditures and Liquidity

NCS incurred capital expenditures, net of proceeds from the sale of property and equipment, of $0.3 million for each of the six months ended June 30, 2022 and 2021.

As of June 30, 2022, NCS had $14.9 million in cash and $8.2 million in total debt. The borrowing base under our asset-based revolving credit facility totaled $12.8 million as of June 30, 2022. Our net working capital, which we define as current assets, excluding cash and cash equivalents, minus current liabilities, excluding current maturities of long-term debt, was $49.7 million as of June 30, 2022.

Review and Outlook

NCS’s Chief Executive Officer, Robert Nipper commented,  “We experienced continued momentum in our business during the second quarter, particularly in North America. Our U.S. revenue of $12.1 million was $2.9 million, or 31%, higher than the second quarter of 2021 and was $3.1 million, or 34%, higher than the first quarter of 2022. We benefitted from increased market activity, as well as market adoption of new technologies, including Repeat Precision’s modular perforating gun offering and new products in our Well Construction product line.

Our revenue in Canada for the second quarter of $12.8 million was $3.7 million, or 40%, higher than last year’s second quarter. This reflects strong performance in a quarter impacted by seasonal activity declines due to spring break-up. Our revenue for the second quarter in Canada was higher than our revenue for the same quarter of 2019, indicating a resumption in activity in Canada to pre-COVID levels. We are seeing continued success in capitalizing on our strong market position in Fracturing Systems in Canada to grow our other product lines in that market.

In international markets, our revenue from services increased by 12% in the second quarter of 2022 as compared to the same period in 2021, reflecting both favorable service activity levels in the North Sea and an increase in Tracer Diagnostics work in Argentina and the Middle East. Although international product sales revenue, for which individual orders can be larger and less frequent, fell on a year-over-year basis for the second quarter, our results include an initial sale to a new customer operating in the North Sea, which diversifies our growth opportunities in the region.

Our gross margin was slightly lower in the second quarter of 2022 as compared to the second quarter of 2021, reflecting continued inflationary pressures across our business and a lower relative contribution from our international operations.

With free cash flow of $0.7 million in the second quarter, we have sustained our strong balance sheet. We ended the second quarter with a net cash position of $6.7 million and our new asset-based revolving credit facility remains undrawn.

We expect sequential improvements in revenue in each of our U.S., Canadian and international operations during the third quarter, with the most significant increase in Canada, consistent with seasonal patterns as customer activity increases following spring break-up. Market conditions for our industry remain constructive, with customer cash flows supported by commodity pricing and limited spare capacity in global oil markets.

This positive activity outlook is tempered by the inflationary environment we continue to face with respect to labor costs and our supply chain and also by the possibility of negative impacts on oil and natural gas demand that could result from reduced global GDP growth related to central bank efforts to reduce inflation.

I am excited about our business and the opportunities for NCS in 2022 and beyond. I want to express my thanks to the team at NCS and at Repeat Precision. We have remarkable people who have contributed to our premier technology platform, which enables us to deliver outstanding outcomes for our customers, shareholders and other stakeholders.”

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Conference Call

The Company will host a conference call to discuss its second quarter 2022 results on Tuesday,  August 2, 2022 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). The conference call will be available via a live audio webcast. Participants who wish to ask questions may register for the call here to receive the dial-in numbers and unique PIN. If you wish to join the conference call but do not plan to ask questions, you may join the listen-only webcast here. The live webcast can also be accessed by visiting the Investors section of the Company’s website at ir.ncsmultistage.com. It is recommended that participants join at least 10 minutes prior to the event start.

The replay will be available in the Investors section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies. NCS provides products and services primarily to exploration and production companies for use in onshore and offshore wells, predominantly wells that have been drilled with horizontal laterals in both unconventional and conventional oil and natural gas formations.  NCS’s products and services are utilized  in oil and natural gas basins throughout North America and in selected international markets, including Argentina, China, the Middle East and the North Sea.  NCS’s common stock is traded on the Nasdaq Capital Market under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: the risks and uncertainties relating to public health crises, including the COVID-19 pandemic and its continuing impact on market conditions and our business, financial condition, results of operations, cash flows and stock price; declines in the level of oil and natural gas exploration and production activity in Canada, the United States and internationally; oil and natural gas price fluctuations; significant competition for our products and services that results in pricing pressures, reduced sales, or reduced market share; inability to successfully implement our strategy of increasing sales of products and services into the United States; loss of significant customers; our inability to successfully develop and implement new technologies, products and services; our inability to protect and maintain critical intellectual property assets; losses and liabilities from uninsured or underinsured business activities; the financial health of our customers including their ability to pay for products or services provided; our failure to identify and consummate potential acquisitions; our inability to integrate or realize the expected benefits from acquisitions; loss of any of our key suppliers or significant disruptions negatively impacting our supply chain; risks in attracting and retaining qualified employees and key personnel or related to labor cost inflation; risks resulting from the operations of our joint venture arrangement; currency exchange rate fluctuations; impact of severe weather conditions; restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; change in trade policy, including the impact of additional tariffs; our inability to accurately predict customer demand, which may result in us holding excess or obsolete inventory; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including anti-corruption and environmental regulations, guidelines and regulations for the use of explosives, the Coronavirus Aid, Relief, and Economic Security Act and the U.S. Tax Cuts and Jobs Act of 2017; loss of our information and computer systems; system interruptions or failures, including complications with our enterprise resource planning system, cyber-security breaches, identity theft or other disruptions that could compromise our information; impairment in the carrying value of long-lived assets and goodwill; our failure to establish and maintain effective internal control over financial reporting; risks and uncertainties relating to cost reduction efforts or savings we may realize from such cost reduction efforts; the reduction in our ABL Facility borrowing base or our inability to comply with the covenants in our debt agreements; and our inability to obtain sufficient liquidity on reasonable terms, or at all and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Ryan Hummer

Chief Financial Officer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenues
Product sales	$19,371	$15,764	$45,584	$35,938
Services	8,093	5,697	20,992	14,037
Total revenues	27,464	21,461	66,576	49,975
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	13,399	10,668	31,156	24,589
Cost of services, exclusive of depreciation and amortization expense shown below	5,124	3,259	11,570	7,616
Total cost of sales, exclusive of depreciation and amortization expense shown below	18,523	13,927	42,726	32,205
Selling, general and administrative expenses	13,745	11,823	29,769	24,607
Depreciation	939	935	1,860	1,872
Amortization	167	167	334	334
Loss from operations	(5,910)	(5,391)	(8,113)	(9,043)
Other income (expense)
Interest expense, net	(407)	(198)	(590)	(366)
Other income, net	613	529	992	870
Foreign currency exchange (loss) gain	(255)	242	1	392
Total other (expense) income	(49)	573	403	896
Loss before income tax	(5,959)	(4,818)	(7,710)	(8,147)
Income tax (benefit) expense	(481)	726	(503)	854
Net loss	(5,478)	(5,544)	(7,207)	(9,001)
Net income (loss) attributable to non-controlling interest	3	251	(191)	191
Net loss attributable to NCS Multistage Holdings, Inc.	$(5,481)	$(5,795)	$(7,016)	$(9,192)
Loss per common share
Basic loss per common share attributable to NCS Multistage Holdings, Inc.	$(2.25)	$(2.41)	$(2.89)	$(3.85)
Diluted loss per common share attributable to NCS Multistage Holdings, Inc.	$(2.25)	$(2.41)	$(2.89)	$(3.85)
Weighted average common shares outstanding
Basic	2,438	2,401	2,426	2,391
Diluted	2,438	2,401	2,426	2,391

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS*

(In thousands, except share data)

(Unaudited)

	June 30,	December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$14,930	$22,168
Accounts receivable—trade, net	20,297	24,392
Inventories, net	36,967	33,917
Prepaid expenses and other current assets	3,186	3,290
Other current receivables	4,360	4,726
Total current assets	79,740	88,493
Noncurrent assets
Property and equipment, net	24,028	24,708
Goodwill	15,222	15,222
Identifiable intangibles, net	5,410	5,744
Operating lease assets	4,693	4,809
Deposits and other assets	3,117	3,113
Deferred income taxes, net	487	236
Total noncurrent assets	52,957	53,832
Total assets	$132,697	$142,325
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$7,722	$7,502
Accrued expenses	3,525	6,323
Income taxes payable	293	294
Operating lease liabilities	1,400	1,556
Current maturities of long-term debt	1,933	1,483
Other current liabilities	2,191	2,660
Total current liabilities	17,064	19,818
Noncurrent liabilities
Long-term debt, less current maturities	6,284	6,335
Operating lease liabilities, long-term	3,802	3,779
Other long-term liabilities	1,309	1,612
Deferred income taxes, net	271	114
Total noncurrent liabilities	11,666	11,840
Total liabilities	28,730	31,658
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding at
June 30, 2022 and December 31, 2021	—	—
Common stock, $0.01 par value, 11,250,000 shares authorized, 2,434,555 shares issued and 2,408,296 shares outstanding at June 30, 2022 and 2,397,766 shares issued
and 2,380,374 shares outstanding at December 31, 2021	24	24
Additional paid-in capital	438,668	437,022
Accumulated other comprehensive loss	(82,853)	(82,094)
Retained deficit	(268,378)	(261,362)
Treasury stock, at cost, 26,259 shares at June 30, 2022 and 17,392 shares
at December 31, 2021	(1,386)	(1,006)
Total stockholders’ equity	86,075	92,584
Non-controlling interest	17,892	18,083
Total equity	103,967	110,667
Total liabilities and stockholders' equity	$132,697	$142,325

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2022	2021
Cash flows from operating activities
Net loss	$(7,207)	$(9,001)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	2,194	2,206
Amortization of deferred loan costs	128	141
Write-off of deferred loan costs	196	—
Share-based compensation	3,485	3,810
Provision for inventory obsolescence	1,294	1,295
Deferred income tax expense (benefit)	59	(29)
Gain on sale of property and equipment	(222)	(292)
Provision for doubtful accounts	(44)	(73)
Proceeds from note receivable	282	126
Changes in operating assets and liabilities:
Accounts receivable—trade	3,878	4,425
Inventories, net	(4,876)	(1,119)
Prepaid expenses and other assets	1,271	(307)
Accounts payable—trade	499	927
Accrued expenses	(2,767)	685
Other liabilities	(2,591)	(2,112)
Income taxes receivable/payable	(777)	408
Net cash (used in) provided by operating activities	(5,198)	1,090
Cash flows from investing activities
Purchases of property and equipment	(420)	(238)
Purchase and development of software and technology	(56)	(276)
Proceeds from sales of property and equipment	175	198
Net cash used in investing activities	(301)	(316)
Cash flows from financing activities
Payments on finance leases	(712)	(633)
Line of credit borrowings	7,543	360
Payments on line of credit	(7,096)	(360)
Treasury shares withheld	(380)	(197)
Distribution to noncontrolling interest	—	(1,750)
Payment of deferred loan cost related to ABL facility	(880)	—
Net cash used in financing activities	(1,525)	(2,580)
Effect of exchange rate changes on cash and cash equivalents	(214)	160
Net change in cash and cash equivalents	(7,238)	(1,646)
Cash and cash equivalents beginning of period	22,168	15,545
Cash and cash equivalents end of period	$14,930	$13,899
Noncash investing and financing activities
Leased assets obtained in exchange for new finance lease liabilities	$864	$1,108
Leased assets obtained in exchange for new operating lease liabilities	$819	$1,190

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

EBITDA is defined as net (loss) income before interest expense, net,  income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing operating performance or which, in the case of share-based compensation, is non-cash in nature. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted EBITDA Less Share-Based Compensation is defined as Adjusted EBITDA minus share-based compensation expense. Adjusted Net (Loss) Income is defined as net (loss) income attributable to NCS Multistage Holdings, Inc. adjusted to exclude certain items which we believe are not reflective of ongoing performance. Adjusted Net (Loss) Earnings per Diluted Share is defined as Adjusted Net (Loss) Income divided by our diluted weighted average common shares outstanding during the relevant period. Free cash flow is defined as net cash provided by (used in) operating activities less purchases of property and equipment (inclusive of the purchase and development of software and technology) plus proceeds from sales of property and equipment, as presented in our consolidated statement of cash flows. We define free cash flow less distributions to non-controlling interest as free cash flow less distributions to non-controlling interest, as presented in the net cash used in financing activities section of our consolidated statements of cash flows. Net working capital is defined as total current assets, excluding cash and cash equivalents, minus total current liabilities, excluding current maturities of long-term debt. Net working capital excludes cash and cash equivalents and current maturities of long-term debt in order to evaluate the investment in working capital required to support our business. We believe that Adjusted EBITDA, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share are important measures that exclude costs that management believes do not reflect our ongoing operating performance and, in the case of Adjusted EBITDA, certain costs associated with our capital structure. We believe that Adjusted EBITDA Less Share-Based Compensation presents our financial performance in a manner that is comparable to the presentation provided by many of our peers. We believe free cash flow is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures and other investment needs. We believe that free cash flow less distributions to non-controlling interest is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures, other investment needs, and cash distributions to our joint venture partner. We believe that net working capital is useful in analyzing the cash flow and working capital needs of the Company, including determining the efficiencies of our operations and our ability to readily convert assets into cash. Accordingly, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share,  Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital are key metrics that management uses to assess the period-to-period performance of our core business operations. We believe that presenting these metrics enables investors to assess our performance from period to period using the same metrics utilized by management and to evaluate our performance relative to other companies that are not subject to such factors.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net income, income from operations, cash provided by operating activities, working capital or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP, and they should not be considered as alternatives to net income (loss),  cash provided by operating activities, working capital or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measures of financial performance calculated under GAAP:

NET WORKING CAPITAL*

	June 30,	December 31,
	2022	2021
Working capital	$62,676	$68,675
Cash and cash equivalents	(14,930)	(22,168)
Current maturities of long term debt	1,933	1,483
Net working capital	$49,679	$47,990

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

ADJUSTED NET LOSS AND ADJUSTED NET LOSS PER DILUTED SHARE

	Three Months Ended				Six Months Ended
	June 30, 2022		June 30, 2021		June 30, 2022		June 30, 2021
	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share
Net loss attributable to NCS Multistage Holdings, Inc.	$(5,481)	$(2.25)	$(5,795)	$(2.41)	$(7,016)	$(2.89)	$(9,192)	$(3.85)
Adjustments
Foreign currency exchange loss (gain) (a)	232	0.09	(227)	(0.10)	(17)	(0.01)	(388)	(0.16)
Write-off of deferred loan costs (b)	196	0.08	—	—	196	0.08	—	—
Income tax impact from adjustments (c)	1,063	0.44	1,127	0.47	586	0.24	1,878	0.79
Adjusted net loss attributable to NCS Multistage Holdings, Inc.	$(3,990)	$(1.64)	$(4,895)	$(2.04)	$(6,251)	$(2.58)	$(7,702)	$(3.22)

_____________________

(a)

Represents realized and unrealized foreign currency translation gains and losses attributable to NCS Multistage Holdings, Inc. primarily due to movement in the foreign currency exchange rates during the applicable periods.

(b)	Represents deferred loan costs of $0.2 million expensed during the second quarter of 2022 associated with the prior credit facility replaced in May 2022.
(c)	Represents the income tax adjustments including the valuation allowance recorded to reduce the carrying value of both our U.S. and Canadian deferred tax assets.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ADJUSTED EBITDA LESS SHARE-BASED COMPENSATION

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net loss	$(5,478)	$(5,544)	$(7,207)	$(9,001)
Income tax (benefit) expense	(481)	726	(503)	854
Interest expense, net	407	198	590	366
Depreciation	939	935	1,860	1,872
Amortization	167	167	334	334
EBITDA	(4,446)	(3,518)	(4,926)	(5,575)
Share-based compensation (a)	841	1,051	1,646	2,221
Professional fees (b)	1,078	952	3,145	1,895
Foreign currency exchange loss (gain) (c)	255	(242)	(1)	(392)
Other (d)	277	125	422	293
Adjusted EBITDA	$(1,995)	$(1,632)	$286	$(1,558)
Adjusted EBITDA Margin	(7)%	(8%)	0%	(3%)
Adjusted EBITDA Less Share-Based Compensation	$(2,836)	$(2,683)	$(1,360)	$(3,779)

_____________________

(a)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(b)	Represents non-capitalizable costs of professional services incurred in connection with our financings, legal proceedings and the evaluation of potential acquisitions.
(c)	Represents realized and unrealized foreign currency translation gains and losses primarily due to movement in the foreign currency exchange rates during the applicable periods.
(d)	Represents the impact of a research and development subsidy that is included in income tax expense (benefit) in accordance with GAAP along with other charges and credits.

FREE CASH FLOW AND FREE CASH FLOW LESS DISTRIBUTIONS TO NON-CONTROLLING INTEREST

	Six Months Ended
	June 30,
	2022	2021
Net cash (used in) provided by operating activities	$(5,198)	$1,090
Purchases of property and equipment	(420)	(238)
Purchase and development of software and technology	(56)	(276)
Proceeds from sales of property and equipment	175	198
Free cash flow	$(5,499)	$774
Distributions to non-controlling interest	—	(1,750)
Free cash flow less distributions to non-controlling interest	$(5,499)	$(976)

NCS MULTISTAGE HOLDINGS, INC.

REVENUES BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
United States
Product sales	$9,173	$7,142	$16,334	$13,438
Services	2,960	2,086	4,877	3,613
Total United States	12,133	9,228	21,211	17,051
Canada
Product sales	9,655	7,321	28,707	21,199
Services	3,193	1,873	12,670	8,230
Total Canada	12,848	9,194	41,377	29,429
Other Countries
Product sales	543	1,301	543	1,301
Services	1,940	1,738	3,445	2,194
Total Other Countries	2,483	3,039	3,988	3,495
Total
Product sales	19,371	15,764	45,584	35,938
Services	8,093	5,697	20,992	14,037
Total revenues	$27,464	$21,461	$66,576	$49,975